Exhibit 8.1

LIST OF SUBSIDIARIES

Name of Subsidiary	Country of Incorporation

Radware Inc.	New Jersey, United States of America
Radware UK Limited	United Kingdom
Radware France	France
Radware Srl	Italy
Radware GmbH	Germany
Nihon Radware KK	Japan
Radware Australia Pty. Ltd.	Australia
Radware Singapore Pte. Ltd.	Singapore
Radware Korea Ltd.	Korea
Radware Canada Inc.	Canada
Radware GmbH	Switzerland
Radware India Pvt. Ltd.	India
Covelight Systems, Inc.(*)	Delaware, United States of America
(*) Purchased during 2007